                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CERTIFIED GROCERS OF CALIFORNIA, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
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     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

PRELIMINARY COPY

                                ADVISORY BALLOT
                   Mark up to 12 names, but not more than 12.

The parenthetical letter "N" designates representatives for Northern California shareholders.

 / /     Louis A. Amen
         (Incumbent)

 / /     John Berberian
         (Incumbent)

 / /     John T. Fujieki

 / /     Scott Hair

 / /     Darioush Khaledi
         (Incumbent)

 / /     Mark Kidd (N)
         (Incumbent)

 / /     Yong H. Kim

 / /     Richard L. London

 / /     Willard "Bill" MacAloney
         (Incumbent)

 / /     Jay McCormack
         (Incumbent)

 / /     Morrie Notrica
         (Incumbent)

 / /     Michael A. Provenzano
         (Incumbent)

 / /     Edward J. Quijada

 / /     Gail Gerrard Rice

 / /     Farid (Mike) Shalabi

 / /     Jim Stump
         (Incumbent)

 / /     Kenneth Young (N)
         (Incumbent)

                                   IMPORTANT!

 This ballot is not a proxy. At this time we are not asking you for a proxy, and request that you not send us a proxy.

 This ballot is not valid unless returned in the envelope provided. It must be received by February 7, 1997.

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

PRELIMINARY COPY

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

    The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, were first mailed to shareholders on or about January 6, 1997. The address of the principal executive office of the Company is 2601 South Eastern Avenue, Los Angeles, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

    At the Company's Annual Meeting of Shareholders, presently scheduled for April 15, 1997, the 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares, and three directors will be elected by the holders of the Company's Class B Shares.

    In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of such shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

    The Advisory Ballot contains the names of 17 persons, 10 of whom are incumbent directors and two of whom have been designated as representing Northern California shareholders. THE NOMINATING COMMITTEE WILL NOMINATE FOR ELECTION THESE TWO PERSONS WHETHER OR NOT THEY ARE AMONG THE 12 PERSONS RECEIVING THE HIGHEST NUMBER OF VOTES ON THE ADVISORY BALLOT. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the persons receiving the highest number of votes up to the number of persons to be nominated. However, such results are advisory only and are not binding on the Nominating Committee, and the Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

    The Nominating Committee will consider the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered ONLY if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                 ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

    As of December 23, 1996, the Company had outstanding 47,900 Class A Shares held 100 shares each by 479 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

Louis A. Amen*         Jay McCormack*
John Berberian*        Morrie Notrica*
John T. Fujieki        Michael A. Provenzano*
Scott Hair             Edward J. Quijada
Darioush Khaledi*      Gail Gerrard Rice
Mark Kidd* (N)         Farid (Mike) Shalabi
Yong H. Kim            James R. Stump*
Richard L. London      Kenneth Young* (N)
Willard R. MacAloney*

    In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

    The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE FEBRUARY 7, 1997.

    The Company's independent accountants, Deloitte & Touche, L.L.P., will tabulate the vote on the Advisory Ballot.

    The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling, mailing and tabulation of the Advisory Ballots, this Statement and related material, will be paid by the Company.

                             PRINCIPAL STOCKHOLDERS

    As of December 23, 1996 no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Foods, Inc., Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 1100 West Artesia Boulevard, Compton, California 90220 (24,702 Class B Shares or approximately 6.78% of the outstanding Class B Shares) (Cala Foods, Inc. and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (22,739 Class B Shares or approximately 6.24% of the outstanding Class B Shares).

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 23, 1996, by each director or his affiliated company, including the directors elected by the holders of the Company's Class B Shares, by each person or his affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  Louis A. Amen
   Super A Foods, Inc.....................    100          0.21%         9,613         2.64%
  John Berberian
    Berberian Enterprises, Inc............    100          0.21%         7,615         2.09%
  Michael A. Bonfante
    Nob Hill General Store, Inc. (1)......    100          0.21%        12,465         3.42%
  Harley J. DeLano
    Cala Foods, Inc. (1)(2)...............    100          0.21%        24,702         6.78%
  John T. Fujieki
    Star Markets..........................    100          0.21%         8,380         2.30%
  Scott Hair
    Green Frog Market.....................    100          0.21%           395         0.11%
  Lyle A. Hughes
    Yucaipa Trading Co., Inc.(3)(4)(5)....    100          0.21%           103         0.03%
  Roger K. Hughes
    Hughes Markets, Inc.(1)(4)............    100          0.21%        22,739         6.24%
  Darioush Khaledi
    K. V. Mart Co. .......................    100          0.21%        15,967         4.38%
  Mark Kidd
    Mar-Val Food Stores, Inc. ............    100          0.21%         1,950         0.53%
  Yong H. Kim
    Koamex General Wholesale, Inc.........    100          0.21%         1,508         0.41%
  Richard L. London
    Major Market, Inc. ...................    100          0.21%         1,833         0.50%
  Willard R. MacAloney
    Mac Ber, Inc..........................    100          0.21%         2,523         0.69%
  Jay McCormack
    Alamo Market(6).......................    100          0.21%           732         0.20%
  Morrie Notrica
    Joe Notrica, Inc. ....................    100          0.21%         8,945         2.45%
  Michael A. Provenzano
    Pro & Son's, Inc. ....................    100          0.21%           697         0.19%
  Edward J. Quijada
    Tresierras Brothers Corp..............    100          0.21%         2,567         0.70%
  Gail Gerrard Rice
    Gerrard's, Inc. ......................    100          0.21%         1,414         0.39%
  Allan Scharn
    Gelson's Markets(3)(7)................    100          0.21%         6,836         1.87%
  Farid (Mike) Shalabi
    R-Ranch Markets, Inc..................    100          0.21%         2,592         0.71%

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  James R. Stump
    Stump's Market, Inc. .................    100          0.21%         2,131         0.58%
  Kenneth Young
    Jack Young's Supermarkets(8)..........    100          0.21%         2,660         0.73%
                                            ------          ---    -----------        -----
                                            2,200          4.59%       138,367        37.94%
                                            ------          ---    -----------        -----
                                            ------          ---    -----------        -----

------------------------
(1) Elected by holders of Class B Shares.

(2) These shares are owned by Ralphs Grocery Company and its affiliates, Cala Foods, Inc. and Bay Area Warehouse Stores, Inc.

(3) These directors will not stand for election at the Annual Meeting.

(4) Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(5) Mr. Lyle Hughes is also affiliated with Yucaipa Food Fair, Inc. which owns 429 Class B Shares (0.12% of the outstanding Class B Shares). Yucaipa Trading Co., Inc. and Yucaipa Food Fair, Inc. are not affiliated with The Yucaipa Companies.

(6) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 361 Class B Shares (0.10% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 103 Class B Shares (0.03% of the outstanding Class B Shares).

(7) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(8) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.10% of the outstanding Class B Shares).

    The following table sets forth the present directors of the Company, including the directors elected by the holders of the Company's Class B Shares, the year such directors were first elected to the Board of Directors, those persons named in the Advisory Ballot who are not directors of the Company, and certain other information.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/96   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Louis A. Amen                      67       1974    President, Super A Foods, Inc.
John Berberian                     45       1991    President, Berberian Enterprises, Inc.,
                                                     operating Jons Markets
Michael A. Bonfante (1)            55       1995    Chairman, President and CEO, Nob Hill General
                                                     Store, Inc.
Harley J. DeLano (1)               59       1995    President, Cala Foods, Inc., Division of
                                                     Ralphs Grocery Company
John T. Fujieki                    47        --     President and COO, Star Markets since 1995;
                                                     formerly Senior Vice President
Scott Hair                         41        --     Managing Director, Green Frog Market
Lyle A. Hughes (2)(3)              59       1987    General Manager, Yucaipa Trading Co., Inc.,
                                                     operating Super Penny Mart
Roger K. Hughes (1)(3)             62       1985    Chairman of the Board and Director, Hughes
                                                     Markets, Inc.
Darioush Khaledi                   50       1993    Chairman of the Board and Chief Executive
                                                     Officer, K. V. Mart Co., operating Top Valu
                                                     Markets and Valu Plus Food Warehouse

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/96   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Mark Kidd                          46       1992    President, Mar-Val Food Stores, Inc.
Yong H. Kim                        55        --     President, Koamex General Wholesale, Inc.
Richard L. London                  61        --     President and Chief Executive Officer, Major
                                                     Market, Inc.
Willard R. MacAloney               61       1981    President and Chief Executive Officer, Mac
                                                     Ber, Inc., operating Jax Market
Jay McCormack                      46       1993    Owner-Operator, Alamo Market; Co-owner, Glen
                                                     Avon Market
Morrie Notrica                     67       1988    President and Chief Operating Officer, Joe
                                                     Notrica, Inc., operating The Original 32nd
                                                     Street Market
Michael A. Provenzano              54       1986    President, Pro & Son's, Inc., operating
                                                     Southland Market; formerly President,
                                                     Carlton's Market, Inc.
Edward J. Quijada                  49        --     Executive Vice President, Tresierras Brothers
                                                     Corp.; formerly Assistant Division Manager,
                                                     Procurement & Material, TRW, Inc.
Gail Gerrard Rice                  48        --     Executive Vice President, Gerrard's, Inc.,
                                                     operating Gerrard's Cypress Center
Allan Scharn(2)                    61       1988    President, Gelson's Markets
Farid (Mike) Shalabi               36        --     President and Chief Executive Officer,
                                                     R-Ranch Markets, Inc.
James R. Stump                     58       1982    President, Stump's Market, Inc.
Kenneth Young                      52       1994    Vice President, Jack Young's Supermarkets;
                                                     Vice President, Bakersfield Food City, Inc.
                                                     dba Young's Markets

------------------------
(1)  Elected by holders of Class B Shares.

(2)  These directors will not stand for election at the Annual Meeting.

(3)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of seven meetings during the fiscal year ended August 31, 1996. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which presently consists of Lyle A. Hughes, Mark Kidd and Kenneth Young, who are directors of the Company. Willard
R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met three times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

    The Company has a Personnel and Executive Compensation Committee which presently consists of Louis A. Amen, Roger K. Hughes, Darioush Khaledi, Jay McCormack and James R. Stump, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

    The Company has a Nominating Committee which presently consists of Mark Kidd, Jay McCormack, Morrie Notrica and James R. Stump who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (presently consisting of Directors Louis A. Amen, Roger K. Hughes, Darioush Khaledi, Jay McCormack, James
R. Stump, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    As Chairman of the Board, Mr. MacAloney is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. Mr. McCormack was employed by the Company as a senior sales representative from November 1975 to May 1986, but has not been employed by the Company since that time. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

    The Company guarantees annual rent and certain other obligations of Mr. MacAloney as lessee under a lease of store premises located in La Puente, California. Annual rent under the lease is $62,487, and the lease term expires in April 1997. The Company also guarantees annual rent and certain other obligations of G & M Company, Inc., of which Mr. MacAloney is a shareholder, under a lease of store premises located in Santa Fe Springs, California. The initial term of the lease expires in October 2007, but may be extended for one option term expiring in October 2012. Annual rent under the lease is $100,000, increasing to $110,000 in November 1997. Thereafter, annual rent increases by $15,000 every five years during the balance of the term, including the extension term. However, the Company's guaranty is such that the Company's obligation thereunder is limited to not exceed sixty monthly payments (which need not be consecutive) of the obligations guaranteed. In consideration of its guarantees, the Company receives a monthly fee from G & M Company, Inc. equal to 5% of the base monthly rent under each lease.

    The Company proposes to enter into a lease of store premises located in Riverside, California, which it will in turn sublease on the same terms and conditions to a corporation to be formed by Mr. MacAloney. The sublease will be for an initial term of 15 years, but may be extended for three periods of 5 years each and one period of 4 years and 11 months. Monthly rent during the initial term is $22,234, increasing to $24,457, $26,903, $29,596 and $32,561 during the extension terms. Under the sublease, the Company will also receive a monthly fee from G & M Company equal to 5% of the monthly rent.

    GCC guarantees a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years, maturing January 1, 2002, and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to 10% of the $2.1 million principal amount of the loan. In consideration of its guarantee, GCC receives an annual fee from K.V. Mart Co. equal to approximately 5% of the guarantee amount.

    GCC guarantees a portion of a $5,000,000 revolving loan made by NCCB to K.V. Mart Co. in November 1995. The loan has an initial maturity of two years, with the outstanding balance then converting to a five year term loan. The loan bears interest at a floating rate based on the commercial loan rate of NCCB. The loan is collateralized by certain real and personal property of K.V. Mart Co. The guaranty of GCC is limited to 10% of the outstanding principal amount of the loan. Since its inception, the highest outstanding principal amount of the loan has been and is presently $785,000. In consideration of its guaranty, GCC receives an annual fee from K.V. Mart Co. equal to 5% of the guaranty amount.

    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises located in Lynwood, California. Annual rent under the lease is $408,000. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.

    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises under construction in Canoga Park, California. The landlord under the lease is a corporation in which a family trust established by Mr. Khaledi has an indirect interest through certain partnerships which in turn have an interest in the landlord corporation. Annual rent under the lease is $353,976. The lease term will commence upon the earlier of the opening of the store for business or 180 days after occupancy. The guarantee will become effective upon the commencement date of the lease. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart equal to 5% of the annual rent.

    The Company proposes to enter into a guaranty of rent and certain other obligations of K.V. Mart Co. under a lease of store premises in Los Angeles, California. The guaranty would be in place during the first fifteen years of the lease term, which is thirty-four years and eight months. Annual rent under the lease will be $212,664 during the first twenty months of the lease term; $332,664 during the next thirty-eight months; $382,560, $439,944, and $505,944, respectively, during the three succeeding sixty month periods; and thereafter increasing by 15% every sixty months during the balance of the term. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.

    In December 1995, GCC purchased 10% of the common stock of K.V. Mart Co. for a purchase price, based upon appraised values, of approximately $3,000,000. In connection with this purchase, K.V. Mart Co., GCC, Mr. Khaledi and the other shareholders of K.V. Mart Co. agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by the other shareholders, and rights to have its common shares included in certain registered public offerings of common stock which may be made by K.V. Mart Co. In addition, GCC has the option to require the repurchase of its shares for any reason after December 2000, and until that time has the option to require repurchase upon the occurrence of certain specified events, including a material breach of the supply agreement referred to below, changes in management or control, and noncompliance with financial ratios. After December 1999, the repurchase price is fair market value as determined by appraisal, and until that time is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return. K.V. Mart Co. has the option to repurchase GCC's shares at any time and also in the event of a change in control of GCC or the Company or a material breach by the Company under the supply agreement referred to below. In the absence of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, and after December 1999 is fair market value. In the event of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the lesser of a declining discount from fair market value or the original purchase price of the shares, and after December 1999 is fair market value. In connection with these transactions, K.V. Mart Co. entered into a seven year supply agreement with the Company whereunder K.V. Mart Co. is required to purchase a substantial portion of its merchandise requirements from the Company. Fiscal 1996 purchases totalled approximately $75,300,000. The supply agreement is subject to earlier termination in certain situations.

    The Company guarantees annual rent and certain other obligations of Stump's Market, Inc., of which director James R. Stump is the President and a shareholder, as leasee under a lease of store premises located in San Diego, California. Annual rent under the lease is $26,325, and the lease term expires in May 1998. The Company also guarantees annual rent and certain other obligations of Stump's Market, Inc. as lessee under a lease of store premises at a second location in San Diego, California. Annual rent under this lease is $36,075, and the lease term expires in November 1997. In consideration of these guaranties, the Company receives a fee from Stump's Market, Inc. equal to 5% of the base monthly rent under these leases.

    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.

REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

    The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

    In providing for increases in officer salaries for calendar year 1996, the Committee took note of continuing process improvements and cost control efforts implemented by the officer team under the direction of the CEO. The Committee also recognized the substantial efforts made under the CEO's leadership toward restructuring of Company operations. Under the Company's newly launched comprehensive strategic initiative, labeled "C(3)" for "Certified's Commitment to Customers," an in-depth examination of Company operations, services and business practices was begun, with a focus on commitment to growth, quality, cost efficiency and superior service. These efforts resulted in the addition of significant new customer volume, pricing efficiencies which were passed on to the Company's membership, substantial savings in operating costs, improved cash flow management, and improved efficiency of internal operations. As a result, the Company recorded strong volume gains, produced major improvement in patronage dividends, and is better positioned to compete for more new business in the future.

    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1996.

ANNUAL BONUSES

    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of net income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of net income , with the percentage varying depending on the level of net income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus may be awarded to the CEO in an amount determined by the Board of Directors based on its evaluation of the CEO's performance during the preceding fiscal year.

    Bonuses awarded to the CEO and the named executives are disclosed in the Summary Compensation Table.

BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

    Personnel and Executive Compensation Committee Members
    Darioush Khaledi, Chairman
    Louis A. Amen
    Roger K. Hughes
    Jay McCormack
    Willard R. MacAloney
    James R. Stump

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                --------------------------------------------------
                                                                        OTHER
                                FISCAL                                 ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)(1)   BONUS($)   COMPENSATION($)   COMPENSATION($)
------------------------------  ------   ------------   --------   ---------------   ---------------
Alfred A. Plamann                1996      352,500       100,000          840            27,895(2)
 President & CEO                 1995      322,150        50,000                         24,290
                                 1994      236,827                        205            31,431
Daniel T. Bane                   1996      215,000        55,000          605            14,446(3)
 Senior Vice President & CFO     1995      200,000        20,000          195             1,231
                                 1994       21,539
Charles J. Pilliter              1996      183,000        46,500          295            14,459(4)
 Senior Vice President           1995      172,000        15,000                         13,174
                                 1994      167,577                        127            20,591
Corwin J. Karaffa (6)            1996      151,000        30,600          150             6,458(5)
 Vice President - Distribution   1995       89,231         7,000
Don W. Hawks (6)                 1996      139,500        28,200          203            10,636(7)
 Vice President - Marketing      1995       33,750         2,000                         41,017
 and Procurement

------------------------
(1) It should be noted that while the table presents salary information on a fiscal year basis, salary is determined by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.

(2) Consists of a $9,135 Company contribution to the Company's Employees' Sheltered Savings Plan, a $17,500 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $1,260 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(3) Consists of a $9,600 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,303 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $543 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4) Consists of a $9,300 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,717 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $442 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(5) Consists of a $6,203 Company contribution to the Company's Employees' Sheltered Savings Plan, and $255 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6) Messrs. Karaffa and Hawks became officers of the Company in fiscal 1995.

(7) Consists of a $9,572 Company contribution to the Company's Employees' Sheltered Savings Plan, a $759 Company contribution to the Company's Employee Excess Benefit and Supplemental Deferred Compensation Plan, and $305 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

    The Company has a supplemental executive pension plan (effective January 4, 1995) which provides retirement income based on each participant's final salary and years of service with the Company. The plan, called the Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company and participant contributions. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of 95% of earnings up to the covered compensation amount plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on August 31, 1996 at the age of 65.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                          ----------------------------------------------------------------------
REMUNERATION                               5 YEARS     10 YEARS    15 YEARS    20 YEARS    25 YEARS    33 YEARS
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
  $100,000..............................  $   25,984  $   51,968  $   67,952  $   68,936  $   69,920  $   71,495
  125,000...............................      32,506      65,012      85,018      86,274      87,530      89,539
  150,000...............................      39,028      78,056     102,084     103,611     105,139     107,584
  175,000...............................      45,278      90,556     115,057     119,861     121,389     123,834
  200,000...............................      51,528     103,056     115,057     125,242     135,428     140,084
  225,000...............................      57,778     104,871     115,057     125,242     135,428     151,725
  250,000...............................      64,028     104,871     115,057     125,242     135,428     151,725
  300,000...............................      76,528     104,871     115,057     125,242     135,428     151,725
  350,000...............................      89,028     104,871     115,057     125,242     135,428     151,725
  400,000...............................      94,685     104,871     115,057     125,242     135,428     151,725
  450,000...............................      94,685     104,871     115,057     125,242     135,428     151,725

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wage during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two. To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of continuous service credited. The ESPP II maximum annual benefit upon retirement for calendar 1996 shall not exceed $84,800 and will be paid over a 15-year certain benefit. The benefit will increase annually thereafter at the rate of 6%. Lesser amounts are payable if the executive retires before age sixty-five. The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of August 31, 1996, credited years of service for named officers are: Mr. Plamann, 7 years; Mr. Bane, 2 years; Mr. Pilliter, 20 years; Mr. Karaffa, 1 year; and Mr. Hawks, 12 years.

EXECUTIVE EMPLOYMENT AND TERMINATION AGREEMENT

    The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 1999, but provides for annual extensions to the contract if there is mutual agreement. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $365,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses at the discretion of the Board of Directors based upon a review of his performance. The exact formula for future bonuses has not yet been determined and will be added as an amendment to the contract at a later date. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

    The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

DIRECTOR COMPENSATION

    Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. Prior to April 3, 1996, directors received $300 for each regular board meeting, $100 for each committee meeting, and $100 for each board meeting of a subsidiary of the Company. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPANY      S&P 500     PEER ISSUERS
1991                100        100               100
1992               95.1      104.7             105.6
1993               95.7      117.2             112.3
1994               95.5      120.2               120
1995               97.1      142.1             130.2
1996               98.3      164.9               122

Assumes $100 invested on August 30, 1991 in Company common stock, S&P 500 Index and Peer Issuers common stock

 * Total return assumes reinvestment of dividends

** Fiscal years ended August 29, 1992, August 28, 1993, September 3, 1994, September 2,
   1995 and August 31, 1996

                    TRANSACTIONS WITH MANAGEMENT AND PERSONS
                          NAMED IN THE ADVISORY BALLOT

    All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. Except for Ralphs Grocery Company, which with its affiliated companies accounted for approximately 5.5% of consolidated sales, during the fiscal year ended August 31, 1996, no director of the Company or person named in the Advisory Ballot who is not a director (nor the firms with which such directors and persons are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial fifteen year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Store, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    Cala Foods, Inc. (a patron affiliated with Ralphs Grocery Company) acquired the stock of Bell Markets, Inc. in June 1989. In connection with the acquisition, the Company guaranteed the lease obligations of Bell Markets, Inc. during a 20-year period under a lease relating to two retail grocery stores located in San Francisco, California. Annual rent under the lease is $327,019.

    Grocers General Merchandise Company ("GM"), a subsidiary, and Food 4 Less GM, Inc. ("F4LGM"), an indirect subsidiary of Food 4 Less Supermarkets, Inc., are parties to a joint venture agreement. Under the agreement, GM and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution ("GAD"). The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with GAD providing for the purchase of general merchandise products from GAD. The Company is currently in discussions with Ralphs regarding the future of the GAD partnership.

    The Company guarantees certain obligations under a sublease of market premises located in Pasadena, California, and under which Berberian Enterprises, Inc., of which Director John Berberian is the President and a shareholder, is the sublessor. The guaranty is of the obligations of the sublessee to pay minimum rent, common area costs, real estate taxes and insurance during the first seven years of the term of the sublease, which commenced in September 1995. Minimum rent under the sublease is $10,000 per month. In consideration of its guaranty, the Company receives a monthly fee from the sublessee equal to 5% of the monthly amounts guaranteed.

    The Company proposes to lease store locations in Arvin and Delano, California, which it will in turn sublease on the same rental terms to a corporation to be formed by director Michael A. Provenzano. The subleases will have twenty year terms. Annual rent under the Arvin lease will be $165,088 during the first ten years and $166,448 during the balance of the term. Annual rent under the Delano lease will be $183,334 during the first ten years and $174,080 during the balance of the term. In addition, under each of these subleases, the Company will receive an annual fee equal to 5% of the annual rent.

    In fiscal 1993, GCC acquired one hundred fifty (150) shares of preferred stock and three hundred thousand (300,000) shares of common stock of Major Market, Inc. ("MMI"), of which nominee Richard L. London is the President and a shareholder, for a price of approximately $1.5 million. In December 1994, GCC finalized an agreement with MMI whereunder MMI repurchased all of the preferred stock and two hundred eighty-two thousand six hundred (282,600) shares of the common stock for a price of $2.7 million, of which $2,580,000 is represented by a seven-year promissory note from MMI to GCC. The promissory note bears interest at prime plus two percent, adjusted quarterly, and is secured by the assets of MMI. As additional security, GCC received a guarantee from Mr. London and a pledge of his shares in MMI. In connection with this repurchase, Mr. London, MMI, GCC and certain other shareholders of MMI agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. London, and rights to have its common shares included in certain registered public offerings of common stock which may be made by MMI. In addition, GCC will have certain rights, at its option, to require that MMI repurchase GCC's shares, and MMI will have certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, MMI entered into a seven-year supply agreement with the Company (to replace an existing supply agreement) whereunder MMI is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    In fiscal 1995, the Company leased certain market premises constructed and located in Los Angeles, California, and which the Company subleases to Hafsa Corporation, of which nominee Farid (Mike) Shalabi is the President and a shareholder. The term of the lease is fifteen years, with three five-year options and one four year and eleven month option to extend. The premises contain approximately 20,500 square feet. Base rent during the initial term will be $9.00 per square foot, increasing by 15% during the first option period and 5% during each of the three remaining option periods. In addition, during the initial term there is additional rent of $1.75 per square foot for amortization of leasehold improvements. In connection with its sublease of the premises, the Company will receive monthly an additional rent equal to 5% of the base monthly rent.

    In June 1993, Grocers Specialty Company ("GSC"), a subsidiary, sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was approximately $495,000, of which approximately $300,000 was paid by means of a ten year promissory note bearing annual interest at 9 1/2%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $240,000. In September 1994, GSC also sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was $550,000, of which $440,000 was paid by means of a seven year promissory note bearing annual interest at 8%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $327,000.

    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.

    On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karraffa in acquiring a home in connection with his becoming employed by the Company. The loan bears interest at 8% per annum and is secured by a second deed of trust on the home. The loan has a term of eight years, with interest only payable during the first five years.

    Certain other transactions involving other directors of the Company are described beginning at page 6 under the caption "Compensation Committee Interlocks and Insider Participation."

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be December 4, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE NOMINATING
                                          COMMITTEE OF THE BOARD OF
                                          DIRECTORS
Dated: January 6, 1997

                                          ROBERT M. LING, JR., CORPORATE
                                          SECRETARY

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 31, 1996, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.